Exhibit 12


                    ROCKWELL INTERNATIONAL CORPORATION
           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  NINE MONTHS ENDED JUNE 30, 1998
                     (In millions, except ratio)



EARNINGS AVAILABLE FOR FIXED CHARGES:
   Loss from continuing operations
      before income taxes...................................... $ (167)
   Less undistributed income of affiliates ....................     (4)

                                                                  (171)

   Add fixed charges included in loss:
      Interest expense.........................................     35
      Interest element of rentals..............................     35
                                                                    70

   Total earnings available for fixed charges.................. $ (101)

FIXED CHARGES:
   Fixed charges included in loss.............................. $   70
   Capitalized interest........................................      8
      Total fixed charges...................................... $   78

RATIO OF EARNINGS TO FIXED CHARGES (1).........................    N/A


(1) In computing the ratio of earnings to fixed charges, earnings is defined as earnings from continuing operations before income taxes adjusted for minority interest in income or loss of subsidiaries, undistributed earnings of affiliates, and fixed charges exclusive of capitalized interest. Fixed charges consist of interest on borrowings and that portion of rentals deemed representative of the interest factor.

The year-to-date loss resulting from the third quarter special charges of $597 million, two-thirds of which are non-cash charges, is inadequate to cover fixed charges by $179 million.

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